SCHEDULE C

Transactions in Securities

Transactions by Stilwell Activist Fund, L.P.

Nature of Transaction	Date	Number of Securities	Price Per Share	Total Purchase Price
Purchase of Common Stock	07/22/25	20,134	12.0924	243,468.38
Purchase of Common Stock	07/23/25	24,000	12.0333	288,799.20
Purchase of Common Stock	07/24/25	1,920	12.1410	23,310.72
Purchase of Common Stock	07/25/25	8,622	12.1683	104,915.08
Purchase of Common Stock	07/28/25	13,440	12.1363	163,111.87
Purchase of Common Stock	07/29/25	5,801	12.0727	70,033.73
Purchase of Common Stock	07/30/25	3,479	12.0573	41,947.35

Transactions by Stilwell Activist Investments, L.P.

Nature of Transaction	Date	Number of Securities	Price Per Share	Total Purchase Price
Purchase of Common Stock	07/21/25	2,000	11.99	23,980.00
Purchase of Common Stock	07/22/25	103,084	12.0924	1,246,532.96
Purchase of Common Stock	07/23/25	126,000	12.0333	1,516,195.80
Purchase of Common Stock	07/24/25	10,080	12.1410	122,381.28
Purchase of Common Stock	07/25/25	45,268	12.1683	550,834.60
Purchase of Common Stock	07/28/25	70,560	12.1363	856,337.33
Purchase of Common Stock	07/29/25	30,454	12.0727	367,662.01
Purchase of Common Stock	07/30/25	18,267	12.0573	220,250.70